EXHIBIT 99.2

TF FINANCIAL                                                  NEWS
CORPORATION                                                       RELEASE


3 PENNS TRAIL
NEWTOWN, PENNSYLVANIA 18940


      For verification, contact:    John R. Stranford, President and CEO
                                    Bill Niemczura, Senior Vice President
                                                   and Chief Executive Officer

      Phone :     (215) 579-4000
      Fa:         (215) 579-4748
      For immediate release June 7, 1996
- ------------------------------------------------------------------------------



                       TF FINANCIAL CORPORATION ANNOUNCES
               ACQUISITION OF CENLAR BRANCH OFFICES IN NEW JERSEY

Newtown, PA, June 7, 1996 - TF Financial Corporation (NASDAQ:THRD), The parent holding company for Third Federal Savings Bank, a federally chartered savings bank ("Third Federal") announced today that they have entered into an agreement with Cenlar Federal Savings Bank, Trenton, New Jersey ("Cenlar") to acquire the 3 branches of Cenlar located in Ewing, Hamilton Square and Princeton, New Jersey with approximately $143 million in deposits. The terms of the transaction include a premium payment of approximately $9.3 million. John R. Stranford, President of Third Federal, commented that: "Expansion of Third Federal's operations into Mercer County, New Jersey, is an exciting opportunity for us and a natural extension of our marketplace. For many years we have had customers and employees on both sides of the Delaware River. Now we are positioned to better serve them. We will be counting on Cenlar's branch employees to join the Third Federal team and make the customer transition a smooth one."

As of March 31, 1996, Third Federal held approximately $338 million in deposits. All deposits of Third Federal are insured up to applicable limits by the Federal Deposit Insurance Corporation ("FDIC"). TF Financial Corporation is the holding company for Third Federal, which presently operates 11 full-service offices in Philadelphia and Bucks Counties, Pennsylvania. The Company's stock is traded under the symbol "THRD" on the NASDAQ National Market System.